Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE                 Media Contact:    Laura Wakeley
            717-291-2616

Investor Contact:     Jason Weber
717-327-2394

Fulton Financial Corporation declares Quarterly Cash Dividend and authorizes new Share Repurchase Program

(March 19, 2019) LANCASTER, PA. The Board of Directors of Fulton Financial Corporation (Nasdaq: FULT) has declared a quarterly cash dividend of thirteen cents per share on its common stock, payable on April 15, 2019, to shareholders of record as of April 1, 2019. This is a one cent per share increase from the quarterly cash dividend that was declared on December 18, 2018.
The Board also approved a new share repurchase program which authorizes the Corporation to repurchase up to $100 million of Fulton’s common stock, or approximately 3.5 percent of Fulton’s outstanding shares, based on the closing price of Fulton’s common stock and the number of shares outstanding on February 15, 2019. This approval expires on December 31, 2019.
This new authorization is in addition to $75 million share repurchase program that the Fulton Financial Corporation Board approved on November 20, 2018. As of March 15, 2019, the Corporation had repurchased $69.5 million of the $75 million, leaving approximately $5.5 million approved for repurchase under that program.
As permitted by securities laws and other legal requirements and subject to market conditions and other factors, purchases may be made from time to time in open market or privately negotiated transactions, including without limitation, through accelerated share repurchase transactions. These repurchase programs may be discontinued at any time.
Fulton Financial Corporation is a $20.5 billion financial holding company that operates banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia.
Additional information on Fulton Financial Corporation can be found at www.fult.com.